As filed with the Securities and Exchange Commission on January 12, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Smith Douglas Homes Corp.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	93-1969003 (IRS Employer Identification No.)
110 Village Trail, Suite 215
Woodstock, Georgia 30188
Telephone: (770) 213-8067
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Smith Douglas Homes Corp. 2024 Incentive Award Plan
(Full title of the plan)
Brett Steele
General Counsel
110 Village Trail, Suite 215
Woodstock, Georgia 30188
Telephone: (770) 213-8067
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Marc D. Jaffe
Senet Bischoff
Benjamin J. Cohen
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10022
Telephone: (212) 906-1200
Fax: (212) 751-4864
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).
Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
Not required to be filed with this Registration Statement.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by Smith Douglas Homes Corp. (“we”, “us”, “our” or “the registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference, as of their respective dates:
(1)
Our prospectus filed with the SEC on January 12, 2024, pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 333-274379), which contains audited financial statements for our latest fiscal year for which such statements have been filed; and

(2)
The description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the Commission on January 11, 2024, (File No. 001-41917) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.
For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law of the State of Delaware, or DGCL, permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our amended and restated bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or, while a director or officer, is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated bylaws provide that we will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or, while a director or officer, is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we entered into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Please read “Item 17. Undertakings” for more information on the SEC’s position regarding such indemnification provisions.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. See Exhibit Index below.
Item 9. Undertakings.
A. The registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit Number	Exhibit Index
4.1*	Amended and Restated Certificate of Incorporation of Smith Douglas Homes Corp., dated January 10, 2024.
4.2*	Amended and Restated Bylaws of Smith Douglas Homes Corp., as currently in effect.
4.3*	Smith Douglas Homes Corp. 2024 Incentive Award Plan.
4.4*	Form of Stock Option Grant Notice and Stock Option Agreement under the 2024 Incentive Award Plan.
4.5*	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2024 Incentive Award Plan.
5.1*	Opinion of Latham & Watkins LLP.
23.1*	Consent of Ernst & Young LLP, as to Smith Douglas Homes Corp.
23.2*	Consent of Ernst & Young LLP, as to Smith Douglas Holdings LLC.
23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereto).
107*	Filing Fee Table.
*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on January 12, 2024.
SMITH DOUGLAS HOMES CORP.

By	/s/ Gregory S. Bennett
Gregory S. Bennett President, Chief Executive Officer, Vice-Chairman, and Director
POWER OF ATTORNEY
Each of the undersigned officers and directors of Smith Douglas Homes Corp. hereby constitutes and appoints Gregory S. Bennett and Russell Devendorf, and each of them any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Gregory S. Bennett	President, Chief Executive Officer, Vice Chairman, and Director (Principal Executive Officer)	January 12, 2024
Gregory S. Bennett

/s/ Russell Devendorf	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 12, 2024
Russell Devendorf

/s/ Thomas L. Bradbury	Executive Chairman and Director	January 12, 2024
Thomas L. Bradbury

/s/ Julie Bradbury	Director	January 12, 2024
Julie Bradbury

/s/ Jeffrey T. Jackson	Director	January 12, 2024
Jeffrey T. Jackson

/s/ Neil B. Wedewer	Director	January 12, 2024
Neil B. Wedewer

/s/ Neill B. Faucett	Director	January 12, 2024
Neill B. Faucett

/s/ George E. Perdue III	Director	January 12, 2024
George E. Perdue III

/s/ Janice Walker	Director	January 12, 2024
Janice Walker